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EXHIBIT 11. - COMPUTATION OF PER SHARE EARNINGS (in thousands except per share data) (unaudited)
================================================================================

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
                                                                    THREE MONTHS ENDED
                                                    -----------------------------------------------------
                                                          MARCH 31, 1997             MARCH 31, 1996
                                                    -------------------------  --------------------------

                                                    Common and                 Common and
                                                      Common                     Common
                                                    Equivalent      Full       Equivalent        Full
                                                      Shares       Dilution      Shares        Dilution
                                                   -----------    ----------   -----------   ------------
Weighted average common shares outstanding              16,535        16,535        16,182         16,182
Other dilutive securities                                1,498         1,498           751            804
                                                   -----------    ----------   -----------   ------------
Total shares outstanding for calculation                18,033        18,033        16,933         16,986
                                                   ===========    ==========   ===========   ============
Net income available to common shareholders:
  Before extraordinary item                        $     3,891    $    3,891   $     9,216   $      9,216
  Extraordinary item                                        --            --         8,507          8,507
                                                   -----------    ----------   -----------   ------------
                                                   $     3,891    $    3,891   $       709   $        709
                                                   ===========    ==========   ===========   ============
Net income per share:
  Before extraordinary item                        $      0.22    $     0.22   $      0.54   $       0.54
  Extraordinary item                                        --            --   $     (0.50)  $      (0.50)
                                                   -----------    ----------   -----------   ------------
                                                   $      0.22    $     0.22   $      0.04   $       0.04
                                                   ===========    ===========  ===========   ============

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